EX 10.1

First AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is dated as of June 26, 2019 and is entered into by and between (a) ANTARES PHARMA, INC., a Delaware corporation (“Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as “Lender”) and (c) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).  Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

Recitals

A.Borrower, Agent and Lender have entered into that certain Loan and Security Agreement dated as of June 6, 2017 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has agreed to extend and make available to Borrower certain advances of money.

B.In accordance with Section 11.3 of the Loan Agreement, Borrower and Lender have agreed to amend the Loan Agreement upon the terms and conditions more fully set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Amendments.  Subject to the satisfaction of the conditions set forth in Section 3 of this Amendment, the Loan Agreement is hereby amended as follows:

1.1The Loan Agreement shall be amended by deleting the Recital A thereof in its entirety and inserting in lieu thereof the following:

“A.Borrower has requested Lender to make available to Borrower a loan or loans in an aggregate principal amount of up to Fifty Million Dollars ($50,000,000.00) (the “Term Loan”); and”

1.2The Loan Agreement shall be amended by deleting the following definitions appearing in Section 1.1 thereof (Definitions and Rules of Construction) and inserting in lieu thereof the following:

““Amortization Date” means August 1, 2021; provided however, if all of the Interest Only Extension Conditions are satisfied on or prior to July 31, 2021, the “Amortization Date” shall mean August 1, 2022 (except that if the Term Loan Maturity Date is July 1, 2022, then “Amortization Date”, upon the satisfaction of the Interest Only Extension Conditions, shall mean July 1, 2022).”

““Interest Only Extension Conditions” shall mean satisfaction of each of the following events on or before July 31, 2021:  (a) Borrower has requested in writing that Lender extend the Amortization Date to August 1, 2022; (b) no default or Event of Default shall have occurred; (c) Agent shall have confirmed, in its sole and absolute discretion, that Borrower has achieved, with respect to the trailing twelve (12) month period ending on June 30, 2021, aggregate net revenue from the sale of products and from royalties (as classified on Borrower’s form 10-K and form 10-Q and generally consistent with the classification as of the First Amendment Closing Date; for the avoidance of doubt, not to include license fees, development revenue and other project milestones, and expense reimbursement), determined in accordance with GAAP, of greater than or equal to One Hundred Twenty Million Dollars ($120,000,000.00); and (b) payment by Borrower to Agent of the Extension Fee.”

““Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising (including, without limitation, the End of Term Charge, the Prepayment Charge and the Extension Fee).”

““Term Loan Interest Rate” means a floating per annum rate of interest equal to the lesser of (a) the Prime Rate plus four and one-half of one percent (4.50%), and (b) nine and one-half of one percent (9.50%).”

““Term Loan Maturity Date” means July 1, 2022; provided, however, if all of the Interest Only Extension Conditions are satisfied on or prior to July 31, 2021, upon Borrower’s written request to Agent to extend the Term Loan Maturity Date, the “Term Loan Maturity Date” shall mean July 1, 2024.”

1.3The Loan Agreement shall be amended by inserting the following new definitions to appear in proper alphabetical order in Section 1.1 thereof (Definitions and Rules of Construction):

““End of Term Charge” means, collectively, (a) the Term A End of Term Charge, (b) the Term B End of Term Charge, and (c) the Term C End of Term Charge.”

““Extension Fee” means a charge equal to one-half of one percent (0.50%) of the principal amount outstanding under the Term Loan Advances as of July 31, 2021.”

““First Amendment Closing Date” means June 26, 2019.”

““Term A End of Term Charge” shall have the meaning assigned to such term in Section 2.5(a).”

““Term B End of Term Charge” shall have the meaning assigned to such term in Section 2.5(b).”

““Term B Loan Advance” has the meaning assigned to such term in Section 2.1(a).”

““Term C Draw Period” means the period of time commencing upon January 1, 2020 and continuing through the earlier to occur of (a) September 15, 2020 and (b) an Event of Default.”

““Term C End of Term Charge” shall have the meaning assigned to such term in Section 2.5(c).”

““Term C Loan Advance” and “Term C Loan Advances” shall each have the meaning assigned to such terms in Section 2.1(a).”

1.4The Loan Agreement shall be amended by deleting the following definitions appearing in Section 1.1 thereof (Definitions and Rules of Construction):

“Term B Draw Period” means the period of time commencing upon the occurrence of the Term B Milestone Event and continuing through the earlier to occur of (a) September 30, 2018 and (b) an Event of Default.

“Term B Loan Advance” and “Term B Loan Advances” shall each have the meaning assigned to such terms in Section 2.1(a).

“Term B Milestone Event” shall mean that (a) no Event of Default shall have occurred, and (b) Agent shall have confirmed, in its sole and absolute discretion, each of the following: (i) that Borrower has obtained marketing approval from the Food and Drug Administration for QST with a label claim generally consistent with the desired label claim included in Borrower’s NDA filing, subject to verification by Agent in its reasonable discretion, and (ii) that Borrower has achieved aggregate revenue from the commercial sale of QST, determined in accordance with GAAP, of greater than or equal to Five Million Dollars ($5,000,000.00) prior to September 30, 2018.

1.5The Loan Agreement shall be amended by deleting Section 2.1(a) thereof (Advances) in its entirety and inserting in lieu thereof the following:

“(a)Advances.  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make, in an amount not to exceed its respective Term Commitment with respect to such Term Loan, and Borrower agrees to draw, one (1) advance in a principal amount of Twenty-Five Million Dollars ($25,000,000.00) on the Closing Date (the “Term A Loan Advance”).  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make, in an amount not to exceed its respective Term Commitment with respect to such Term Loan, and Borrower agrees to draw, one (1) advance in a principal amount of Fifteen Million Dollars ($15,000,000.00) on the First Amendment Closing Date (the “Term B Loan Advance”).  Subject to the terms and conditions of this Agreement, during the Term C Draw Period, upon Borrower’s written request in accordance with this Agreement, Lender will severally (and not jointly) make, in an amount not to exceed its respective Term Commitment with respect to such Term Loan, an advance or advances each in a principal amount of greater than or equal to Five Million Dollars ($5,000,000.00), but in an aggregate principal amount for all such advances not to exceed Ten Million Dollars ($10,000,000.00) (each a “Term C Loan Advance” and collectively, the “Term C Loan Advances”).  The Term A Loan Advance, the Term B Loan Advance and the Term C Loan Advances are hereinafter referred to individually as a “Term Loan Advance” and collectively as the “Term Loan Advances”.  The aggregate outstanding principal amount of Term Loan Advances shall not exceed the Term Loan amount.  Proceeds of any Term Loan Advance (other than the Term A Loan Advance which shall be deposited into Borrower’s Merrill Lynch account) shall be deposited into an account that is subject to a first priority perfected security interest in favor of Agent perfected by an Account Control Agreement.”

1.6The Loan Agreement shall be amended by deleting Section 2.4 thereof (Prepayment) in its entirety and inserting in lieu thereof the following:

“2.4Prepayment.  At its option, Borrower may at any time prepay all or any portion of the outstanding Term Loan Advances by paying the entire principal balance (or any portion thereof) with respect to the principal balance being prepaid, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: (a) with respect to the Term A Loan Advance, if the Term A Loan Advance is prepaid in any of the first twelve (12) months following the Closing Date, three percent (3%); on or after twelve (12) months but prior to twenty-four (24) months, two percent (2%), and thereafter, one percent (1%) and (b) with respect to the Term B Loan Advance and the Term C Loan Advances, if the Term B Loan Advance and/or the Term C Loan Advances are prepaid in any of the first twelve (12) months following the First Amendment Closing Date, three percent (3%); on or after twelve (12) months but prior to twenty-four (24) months, two percent (2%), and thereafter, one percent (1%) (each charge under (a) and (b), a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control.  Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender (in its sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date.”

1.7The Loan Agreement shall be amended by deleting Section 2.5 thereof (End of Term Charge) in its entirety and inserting in lieu thereof the following:

“2.5End of Term Charge.

(a)On the earliest to occur of (i) July 1, 2022, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge in the amount of $1,062,500 (the “Term A End of Term Charge”). Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

(b)On the earliest to occur of (i) July 1, 2022, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge in the amount of $592,500 (the “Term B End of Term Charge”). Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the First Amendment Closing Date.

(b)On the earliest to occur of (i) July 1, 2022, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of three and ninety-five hundredths of one percent (3.95%) of the total original principal amount of all Term C Loan Advances made hereunder (the “Term C End of Term Charge”). Notwithstanding the required payment date of such charge, the applicable pro rata of such charge shall be deemed earned by Lender as of each date a Term C Loan Advance is made.”

1.8A new Section 2.8 is added to the Loan Agreement to read as follows:

“2.8Treatment of Prepayment Charge and End of Term Charge.  Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances existing as of the Closing Date and the First Amendment Closing Date.  The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means.  Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration.  Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and the First Amendment Closing Date, as applicable, and continues to be a material inducement to the Lenders to provide the Term Loans.”

1.9Schedule 1.1 is hereby amended and restated in its entirety with the Schedule 1.1 appearing as Schedule 1 hereto.

2.Borrower’s Representations And Warranties.  Borrower represents and warrants that:

2.1Immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete (a) except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties and (b) except with respect to Section 5.12 (Financial Accounts), which is true, accurate and complete subject to the updated Exhibit E attached hereto, (ii) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) reasonably be expected to constitute an Event of Default and (iii) no event that has had or could reasonably be expected to have a Material adverse Effect has occurred or is continuing.

2.2Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment.

2.3The certificate of incorporation, bylaws and other organizational documents of Borrower delivered to Agent and/or Lender on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect.

2.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower.

2.5This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

2.6As of the date hereof, it has no defenses against the obligations to pay any amounts under the Secured Obligations.  Borrower acknowledges that each of Agent and Lender has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.

Borrower understands and acknowledges that each of Agent and Lender is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

3.Limitation.  The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Agent and/or Lender may now have or may have in the future under or in connection with the Loan Agreement (as amended hereby) or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof.  Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4.Effectiveness.  This Amendment shall become effective upon the satisfaction of all the following conditions precedent:

4.1Amendment.  Borrower, Agent and Lender shall have duly executed and delivered this Amendment to Lender and such other documents as Agent may reasonably request.

4.22019 Facility Charge. Agent shall have received a nonrefundable, fully earned facility charge in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) in good and collected funds.

4.3Secretary’s Certificate and Borrowing Resolutions.  A secretary’s certificate, together with a certified copy of resolutions of certified copy of resolutions of the Board of Directors evidencing approval of this Amendment.

4.4Certificates of Good Standing.  A certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which Borrower does business and where the failure to be qualified would have a Material Adverse Effect.

4.5Organizational Documents.  Certified copies of the Certificate of Incorporation and the By-Laws, as amended, of Borrower.

4.6Perfection Certificate.  A completed perfection certificate of Borrower.

4.7Opinion.  A legal opinion of Borrower’s counsel.

4.8Payment of Lender Expenses.  Borrower shall have paid all Lender expenses (including all attorneys' fees and expenses) incurred through the date of this Amendment for the documentation and negotiation of this Amendment.

5.Post-Closing Conditions.  Borrower shall deliver, in form and substance satisfactory to Agent (a) evidence showing lender’s loss payable and/or additional insured clauses and cancellation notice (or endorsements reflecting same) in favor of Agent on or prior to July 19, 2019 and (b) on or prior to July 10, 2019 (i) evidence that Borrower has closed its money market account with Wells Fargo Bank, N.A. or (ii) an Account Control Agreement from Wells Fargo Bank, N.A., together with the duly executed signatures thereto, with respect to Borrower’s money market account; provided that amounts in such account do not exceed Five Hundred Fifty Thousand Dollars ($550,000.00) in the aggregate at any time (collectively, (a) and (b) the “Post-Closing Deliverables”).  The failure of Borrower to deliver the Post-Closing Deliverables to Agent pursuant to the terms hereof shall result in an immediate Event of Default for which there shall be no grace or cure period.

6.Release.  In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby to the extent possible under applicable law fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.  Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.  Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.  Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7.Counterparts.  This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Amendment.  This Amendment may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

8.Incorporation By Reference.  The provisions of Section 11 of the Loan Agreement shall be deemed incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

In Witness Whereof, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

BORROWER:
ANTARES PHARMA, INC. Signature:/s/ Robert F. Apple Print Name:Robert F. Apple Title: President and Chief Executive Officer

AGENT:

HERCULES CAPITAL, INC.

Signature:/s/ Jennifer Choe

Print Name:Jennifer Choe

Title:Assistant General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:/s/ Jennifer Choe

Print Name:Jennifer Choe

Title:Assistant General Counsel

HERCULES TECHNOLOGY III, L.P.

Signature:/s/ Jennifer Choe

Print Name:Jennifer Choe

Title:Assistant General Counsel

HERCULES CAPITAL FUNDING TRUST 2018-1

Signature:/s/ Jennifer Choe

Print Name:Jennifer Choe

Title:Assistant General Counsel

EX 10.1

Schedule 1

SCHEDULE 1.1

COMMITMENTS

LENDER	TRANCHE	TERM COMMITMENT
Hercules Technology III, L.P.	Term A Loan Advance	$20,000,000
Hercules Capital Funding Trust 2018-1	Term A Loan Advance	$5,000,000
Hercules Capital, Inc.	Term B Loan Advance	$15,000,000
Hercules Capital, Inc.	Term C Loan Advances	$10,000,000
TOTAL COMMITMENTS		$50,000,000